CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Trust for Advised Portfolios relating to the financial statements and financial highlights of Zevenbergen Growth Fund and Zevenbergen Genea Fund, each a series of shares of beneficial interest in the Trust for Advised Portfolios. Such financial statements and financial highlights appear in the June 30, 2022 Annual Report to Shareholders.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
October 26, 2023